Exhibit 10.2

EMPLOYMENT AGREEMENT

This Agreement (“Agreement”) made effective as of February 25, 2009 by and between NATIONAL HEALTH INVESTORS, INC., a Maryland corporation (the “Company”), and JUSTIN HUTCHENS (the “Executive”).

In consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

1.

Employment.  The Company agrees to employ the Executive and the Executive agrees to be employed by the Company upon the terms and conditions provided in the Agreement.

2.

Position and Responsibilities.  During the Period of Employment (defined below), the Executive agrees to serve as the President and Chief Operating Officer of the Company and to be responsible for making new investments and for the typical management responsibilities expected of an officer holding such positions and such other responsibilities as may be assigned to Executive from time to time by the Board of Directors or the Chief Executive Officer of the Company.

3.

Terms and Duties.

A.

Period of Employment.  The period of Executive's employment under this Agreement will commence as of the date hereof and shall continue through the third anniversary hereof.  The period of Executive’s employment with Company is referred to in this Agreement as the “Period of Employment.”

B.

Duties.  During the Period of Employment, the Executive shall devote substantially all of his business time, attention and skill to the business and affairs of the Company and its subsidiaries.  Executive shall perform faithfully the duties that may be assigned to him from time to time by the Chief Executive Officer or the Board of Directors.

4.

Compensation and Benefits

A.

Compensation.  For all services rendered by the Executive in any capacity during the Period of Employment, the Executive shall be compensated as follows:

1.

Base Salary.  The Company shall pay the Executive an annual base salary (“Base Salary”) of Three Hundred Eighty Thousand Dollars ($380,000.00) per annum during the Executive’s first year of employment with the Company.  Base Salary shall be payable according to the customary payroll practices of the Company but in no event less frequently than once each month.  The Base Salary shall be reviewed annually and shall be subject to increase (but not decrease) according to the policies and practices adopted by the Company from time to time. At a minimum, the Base Salary shall increase by three percent (3%) per year.  In the event the Executive chooses to be remunerated under the alternative compensation plan as described in Section 4(A)(3) below, none of the provisions of this Section 4(A)(1) shall be applicable.

2.

Bonus.

 The Company will pay annual incentive compensation awards to the Executive as may be granted by the Board or the compensation committee of the Board (the “Compensation Committee”) under any executive bonus or incentive plan in effect from time to time (the “Annual Incentive Award”).  The Annual Incentive Award for the first year of this Agreement shall be equal to Three Hundred Eighty Thousand Dollars ($380,000)(100% of Base Salary).  The Board or the Compensation Committee shall have the option of granting an Annual Incentive Award for the first year in different amounts, contingent upon performance of stipulated FFO and dividend goals of the Company established jointly by the Board and the Executive.

3.

Alternative Compensation.  As an alternative to Sections 4(A)(1) and (2) above, Executive may elect at anytime to be compensated pursuant to the Cash Performance Incentive Plan attached hereto as Appendix A.  In the event the Executive shall elect to be compensated pursuant to the Cash Performance Incentive Plan, such election shall be in lieu of the compensation provided in Section 4(A)(1) and (2) above and will continue for the remainder of this Agreement.  After making such an election, Executive cannot elect to again be compensated as provided in Sections 4(A)(1) and (2) above. This Cash Performance Incentive Plan will be driven by the Company’s FFO and dividend growth.

B.

Stock Options.  Executive shall be entitled to receive a grant of an option to purchase 100,000 shares of common stock of the Company on the effective date of this Agreement and on each anniversary of the effective date of this Agreement until 2018, provided Executive remains employed by the Company on such anniversary date.  The option grant will be priced at the closing price of the Company’s common stock on the date of grant and shall be fully vested as of the grant date.   The terms of each such grant of stock options shall be set forth in a separate Stock Option Agreement between the Company and the Executive.

C.

Additional Benefits.

1.

Relocation Expenses.  In connection with Executive’s initial relocation to Murfreesboro, Tennessee, Company shall reimburse Executive for his relocation expenses with a lump sum payment of One Hundred Fifty Thousand Dollars ($150,000).

2.

Sign-on Bonus.  The Executive will be entitled to a sign-on bonus upon execution of this Agreement in the total amount of One Hundred Twenty Thousand Dollars ($120,000), which bonus shall be paid in three equal monthly installments of $40,000 each.  The first installment shall be due and payable upon the effective date of this Agreement, the second installment thirty days following the effective date of this Agreement and the third installment sixty days following the effective date of this Agreement.  In the event this Agreement is terminated prior to the date any installment under this Section 4(C)(2) is due, Executive shall not be entitled to any such payment that is not yet due.  In addition, in the event Executive does not move to Murfreesboro Tennessee and begin working for the Company as contemplated by this Agreement, Executive shall reimburse the Company for any portion of the sign-on bonus paid to Executive.

3.

Other Benefits.  The Executive will be entitled to participate in all compensation or employee benefit plans or programs and receive all benefits and perquisites for which any senior members of the management team are eligible under any existing or future plan or program established by the Company for which the senior members of the management team are eligible.  The Executive will participate to the extent permissible under the terms and provisions of such plans or programs in accordance with program provisions.  Such plans and programs will include group hospitalization, health, or other insurance for Executive and his immediate family.  Such plans and programs may also include tax qualified pension (401(k)) plans, and sick leave plans.  The Executive will be entitled to an annual four week paid vacation to be taken at times chosen by Executive.

5.

Business Expenses.  The Company will reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement.

6.

Death or Disability.

In the event of the death or disability of the Executive during the Period of Employment, the Company’s obligation to make payments under this Agreement shall cease as of the date of death or disability, except for the Executive’s earned but unpaid Base Salary and Annual Incentive Award which will be paid on a prorated basis for that year.  For purposes of this Agreement, disability shall mean the disability of Executive for longer than three (3) months which renders Executive unable to perform Executive’s duties under this Agreement with reasonable accommodation.

7.

Effect of Termination of Employment.

A.

If the Executive’s employment terminates during the first year of this Agreement due to a Without Cause Termination as defined later in this Agreement, and if Executive signs a valid general release of all claims against the Company in a form provided by the Company, the Company will pay the Executive in a lump sum upon such termination an amount equal to one hundred percent (100%) of the Base Salary that is in effect at the time of the termination.  In addition, earned but unpaid Base Salary and Annual Incentive Bonus through the date of termination will be paid in a lump sum at such time.

B.

Except as provided in Section 7(A) above, upon the expiration or termination of this Agreement for any reason, Executive will receive Base Salary prorated through the effective date of such expiration or termination and earned but unpaid Base Salary and Annual Incentive Bonus through the date of termination will be paid in a lump sum at such time.  Sections 8 through 10 shall survive expiration or termination of this Agreement.  No other payments will be made or benefits provided by the Company.

C.

Upon termination of the Executive’s employment, the Period of Employment will cease as of the date of the termination.

D.

For this Agreement, the following terms have the following meanings:

1.

“Termination for Cause” means termination of the Executive’s employment by the Company’s Board of Directors acting in good faith by written notice to the Executive specifying the event relied upon for such termination which must be based on, (i) a willful refusal by Executive to follow a lawful order of the Board of Directors, subject, however, to Executive’s right to receive written notice of the order not followed by Executive and the opportunity to promptly follow the order; (ii) Executive’s willful engagement in conduct materially injurious to the business interests of the Company or any of its subsidiaries and affiliates (as determined by the Board of Directors in its reasonable judgment); (iii) Executive’s conviction (including a guilty plea or a plea of no contest) of theft, embezzlement, fraud, misappropriation, illegal use or possession of drugs or alcohol, or of any crime that discredits Company or is detrimental to the reputation or goodwill of Company as determined in good faith by Company;  (iv) Executive’s commission of any act of fraud or dishonesty by Executive, or commission of an immoral or unethical act that reflects negatively on Company as determined in good faith by Company; or (v) Executive’s material breach of his duties, responsibilities and obligations under this Agreement (except due to Executive’s incapacity as a result of physical or mental illness) that has not been corrected or remedied within 60 days after Executive’s receipt of written notice from the Board specifying such breach; provided, however, (A) such cure period may be extended if Executive is working diligently to cure such breach and reasonably needs an extension to effect such cure, and (B) no such cure period will be provided if, in the Board of Directors’ reasonable judgment, such breach cannot be sufficiently corrected or remedied so as to avoid any material detriment to the Company.

2.

“Without Cause Termination” means termination of the Executive's employment by the Company other than due to death, disability or Termination for Cause.

8.

Other Duties of The Executive During and After The Period of Employment

A.

The Executive will, with reasonable notice during or after the Period of Employment, furnish information as may be in his possession and cooperate with the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party.

B.

The Executive recognizes and acknowledges that all confidential information pertaining to the affairs, business, clients, customers or other relationships of the Company, as hereinafter defined, is a unique and valuable asset of the Company.  Access to and knowledge of this information is essential to the performance of the Executive’s duties under this Agreement.  The Executive will not, during the Period of Employment or after except to the extent reasonably necessary in performance of the duties under this Agreement, give to any person, firm, association, corporation or governmental agency any confidential information concerning the affairs, business, clients, customers or other relationships of the Company except as required by law.  The Executive will not make use of this type of information for his own purposes or for the benefit of any person or organization other than the Company.  All records, memoranda, etc. relating to the business of the Company whether made by the Executive or otherwise coming into his possession are confidential and will remain the property of the Company.

C.

During the Period of Employment and for a twelve (12) month period thereafter, (i) the Executive will not use his status with the Company to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship to the Company and (ii) the Executive will not make any statements or perform any acts intended to advance the interest of any existing or prospective competitors of the Company in any way that will injure the interest of the Company.  During the Period of Employment and for a twelve (12) month period following termination of the Period of Employment, other than termination due to a Without Cause Termination: (i) the Executive, without prior express written approval by the Board of Directors of the Company will not directly or indirectly own or hold any proprietary interest in or be employed by or receive compensation from any party engaged in the same or any similar business in the same geographic areas the Company does business; and (ii) the Executive, without express prior written approval from the Company, will not solicit any members of the then current clients of the Company or discuss with any employee of the Company information or operation of any business intended to compete with the Company.  For the purposes of the Agreement, proprietary interest means legal or equitable ownership, whether through stock holdings or otherwise, of a debt or equity interest (including options, warrants, rights and convertible interests) in a business firm or entity, or ownership of more than 5% of any class of equity interest in a publicly-held company.  The Executive acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope.  For a twelve (12) month period after termination of the Period of Employment for any reason, the Executive will not directly or indirectly hire any employee of the Company or solicit or encourage any such employee to leave the employ of the Company.

D.

The Executive acknowledges that his breach or threatened or attempted breach of any provision of Section 8 would cause irreparable harm to the Company not compensable in monetary damages and that the Company shall be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of Section 8 without being required to prove damages or furnish any bond or other security.

E.

If the period of time or other restrictions specified in this Section should be adjudged unreasonable at any proceeding, then the period of time or such other restrictions shall be reduced by the elimination or reduction of such portion thereof so that such restrictions may be enforced in a manner adjudged to be reasonable.

9.

Indemnification, Litigation.  The Company will indemnify the Executive to the fullest extent permitted by the laws of the state of incorporation in effect at that time, or certificate of incorporation and by-laws of the Company whichever affords the greater protection to the Executive.

10.

Withholding Taxes.  The Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that shall be required pursuant to any law or governmental regulation.

11.

Effective Prior Agreements.  This Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter and supersedes any prior employment or severance agreements between the Company and its affiliates, and the Executive.

12.

Consolidation, Merger or Sale of Assets.  Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another entity which assumes this Agreement and all obligations and undertakings of the Company hereunder.  Upon such a consolidation, merger or sale of assets, the term “the Company” as used will mean the other entity and this Agreement shall continue in full force and effect.

13.

Modification.  This Agreement may not be modified or amended except in writing signed by the parties.  No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver.  A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

14.

Governing Law.  This Agreement has been executed and delivered in the State of Tennessee and its validity, interpretation, performance and enforcement shall be governed by the laws of that state applicable to contracts between residents of that State and executed in and to be performed in that State, without regard to the conflicts of law principles thereof. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in Rutherford County, Tennessee, for the adjudication of any dispute hereunder or in connection herewith and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.

15.

Notices.  All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid by registered mail, return receipt requested, or if delivered by hand, overnight delivery service or confirmed facsimile transmission, to the following:

(a) If to the Company, at 750 B South Church Street, Murfreesboro, Tennessee  37130, or at such other address as may have been furnished to the Executive by the Company in writing; or  (b) If to the Executive, at [_______________________________________], or such other address as may have been furnished to the Company by the Executive in writing.

16.

Binding Agreement.  This Agreement shall be binding on the parties' successors, heirs and assigns.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

NATIONAL HEALTH INVESTORS, INC.

a Maryland corporation

By:

/s/ W. Andrew Adams__________________

Title:

_Chairman & CEO                       _________

EXECUTIVE:

__/s/ Justin Hutchens___________________________

Justin Hutchens

APPENDIX A

CASH PERFORMANCE INCENTIVE PLAN

Executive may elect to be compensated pursuant to this Cash Performance Incentive Plan instead of the compensation provisions contained in Section 4(A)(1) and (2) of the Employment Agreement to which this Appendix is attached; provided however, once Executive makes the election to be compensated pursuant to this Cash Performance Incentive Plan, his compensation will be made pursuant to this Plan for the remainder of the Employment Agreement

1.

Base Salary each year under this Incentive Performance Plan will be as follows:

           2009 – 2011           $325,000            2012 – 2014            350,000

2.

Operating FFO Performance Bonus

If at the end of each year in the table below during which the Executive is employed by the Company, the Company’s per share funds from operations (“FFO”) as defined below for the applicable fiscal year is equal to or above the amount provided in the table below, then the Executive will be entitled to the FFO Bonus as provided in the table below.  The computation below is made after all bonuses and options have been expensed.  In no event shall the Executive receive any FFO Bonus if the per share FFO does not meet or exceed the amount in the table below.  “Funds from operations” shall mean the consolidated net income of the Company computed in accordance with generally accepted accounting principles, (1) plus depreciation, (2) less the amount of any gains derived from the sale of previously written-down assets, (3) plus the amount of any losses derived from the sale of  previously written-down assets, (4) plus the amount of any  losses from the sale of investment securities, and (5) less the amount of any gains from the sale of investment securities.

Year	Recurring FFO	FFO Bonus	Year	Recurring FFO	FFO Bonus
2009	$ 2.45	$ 275,000	2012	$ 2.70	$325,000
2010	2.55	290,000	2013	2.75	350,000
2011	2.60	305,000

3.

Dividend Performance Bonus

If at the end of each fiscal year in the table below during which the Executive is employed by the Company, the Company’s per share recurring dividend (dividends excluding amounts from (2), (3), (4), and (5) in 2 above) for such year is equal to or above the amount provided in the table below, then the Executive will be entitled to the Dividend Bonus provided in the table below, which bonus amount may be increased by the Company Board based on the amount by which the per share recurring dividend exceeds the amount in the table.  In no event shall the Executive receive any Dividend Bonus if the per share recurring dividend does not meet or exceed the amount in the table below.  “Recurring dividend” shall mean any dividend declared and paid by the Company that is equal to up to 90% of the Company’s per share FFO for such year.

Year	Recurring Dividend	Minimum Dividend Bonus	Year	Recurring Dividend	Minimum Dividend Bonus
2009	$ 2.20	$ 275,000	2012	$ 2.40	$ 325,000
2010	2.30	290,000	2013	2.45	350,000
2011	2.35	305,000